Exhibit 4.6

MEMORANDUM OF AGREEMENT
Norwegian Shipbrokers Association's Memorandum of Agreement for sale and purchase of ships.  Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: 30th January 2012
Waldeck Maritime Co. ~~Marshal~~ Marshall Islands, hereinafter called the Sellers, have agreed to sell, and		1
Man Ship Pte Ltd, Singapore or nominee to be nominated by an Addendum to this Agreement, hereinafter called the Buyers, have agreed to buy the,		2
Name: M/V African Zebra		3
Classification Society/Class:	Bureau Veritas	4
Built: 1985	By: China Shipbuilding Corp., Keelung Shipyard	5
Flag: Bahamas	Place of Registration: Nassau	6
Call sign: C6UE7	Grt/Nrt: 23,207/12,963	7
~~Register:~~ IMO Number: 8315920		8

hereinafter called the Vessel, on the following terms and conditions:		9

Definitions		10

"Banking days" are days on which banks are open ~~both~~ in the country of the currency		11
Stipulated for the Purchase Price in Clause I, Greece and in the place of closing stipulated in Clause 8.		12

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa,		13
a registered letter, telex, telefax or other modern form of written communication		14
"Classification Society" or "Class" means the Society referred to in line 4.		15

1.	Purchase Price:	USD 4,100,000 (United States Dollars Four Million One Hundred Thousand only) in cash	16

2.	Deposit		17

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of ~~10~~20%	18
(~~ten~~ twenty per cent) of the Purchase Price within three (3) banking days from the date of this	19
Agreement being signed by fax or by email and exchanged by both parties and lifting of Sellers' Subject as per Clause 20 of this Agreement. This deposit shall be placed with DnB NOR Bank ASA, Singapore Branch, 8 Shenton Way, #48-02, Singapore 068811, Attention: Chelsla Tan	20

and held by them into an interest bearing joint account for the Sellers and the Buyers, to be released in accordance	21
with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the	22
Buyers. Any fee charged for opening, operating and closing ~~holding~~ the said deposit account shall be borne equally by the Seller and rhe	23
Buyers.	24

3.	Payment	25

~~The said Purchase Price shall~~The Buyers shall ~~pay~~ release the Deposit plus pay the balance of eighty	26
(80) per cent of the Purchase Price together with any other extra money for bunkers and lubricants ~~and whatsoever be paid~~ in full free of bank charges to DnB NOR Bank ASA, Singapore Branch,
8 Shenton Way, #48-02, Singapore 068811, the account number details to be advised by the Sellers and be further incorporated in the MOA with an Addendum to be signed by the Sellers and the Buyers

on delivery of the Vessel and against presentation of the delivery documents agreed by the Buyers and the Sellers, but not later than 3 banking days after the Vessel is in every respect	27
physically ready for delivery in accordance with the terms and conditions of this Agreement and	28
Notice of Readiness has been given in accordance with Clause 5.	29

4.	Inspections	30

a)*	The Buyers have waived their right to inspect~~ed and accepted~~ the Vessel's classification records. The Buyers	31
	have also waived their right to inspect~~ed~~ the Vessel at/in ___________ on ______________	32
	and have accepted both the Vessel and her classification records, thus ~~following this inspection and~~ the sale is outright and definite,	33
	subject only to the terms and conditions of this Agreement.	34

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel's classification records and declare~~	~~35~~
	~~Whether same are accepted or not within~~	~~36~~
	~~The Sellers shall provide for inspections of the Vessel at/in~~	~~37~~
	~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the~~	~~38~~
	~~Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~	~~39~~
	~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers~~	~~40~~
	~~During the inspection, the Vessel's deck and engine log books shall be made available for~~	~~41~~
	~~examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall~~	~~42~~
	~~become outright and define, subject only to the terms and conditions of this Agreement,~~	~~43~~
	~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours~~	~~44~~
	~~after completion of such Inspection.~~	~~45~~
	~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be~~	~~46~~
	~~received by the Sellers as aforesaid, the deposit together with interest earned shall be~~	~~47~~
	~~released immediately to the Buyers, whereafter this Agreement shall be null and void.~~	~~48~~

*	4a) and 4b) are alternatives, delete whichever is not applicable. In the absence of deletions,	49
	alternative 4a) to apply.	50

5.	Notices, time and place of delivery	51

a)	The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall	52
	provide the Buyers with 10, 7, 5 and 3 days approximate notice and 1 (one) day definite	53
	notice of the ~~estimated time of arrival at the intended place of drydocking/underwater inspection~~/ date of delivery at the port of deliver as mentioned here below. When the Vessel is at the place	54
	of delivery and in every respect physically ready for delivery in accordance with this	55
	Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.	56

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or	57
	anchorage ~~at/~~in Penang, Malaysia	58
	in the Seller's option. If the Vessel is not delivered in Penang, Malaysia, it will be delivered at her next discharge port, such port to be advised by Sellers' 14 days prior to Vessels' anticipated delivery day.	59

	Expected time of deliver: upon completion of current voyage, in Sellers' option.	60

	Date of cancelling (see Clauses 5c), 6 b) (iii) and 14): 17th February 2012, in Buyers' option.	61

c)	If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the	62
	Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in	63
	writing stating the date when they anticipate that the Vessel will be ready for delivery and	64
	propose a new cancelling date. Upon receipt of such notification the Buyers shall have the	65
	option of either cancelling this Agreement in accordance with Clause 14 within ~~7 2 running~~	66
	3 banking days of receipt of the notice or of accepting the new date as the new cancelling date. If the	67
	Buyers have not declared their option within ~~7 2 running~~ 3 banking days of receipt of the Sellers'	68
	notification or if the Buyers accept the new date, the date proposed in the Sellers' notification	69

	shall be deemed to be the new cancelling date and shall be substituted for the cancelling	70
	date stipulated in line 61.	71

	If this Agreement is maintained with the new cancelling date all other terms and conditions	72
	hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full	73
	force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any	74
	claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by	75
	the original cancelling date	76

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery	77
	the deposit together with interest earned shall be released immediately to the Buyers	78
	whereafter this Agreement shall be null and void	79

6.	~~Drydocking / Divers Inspection~~See Clause 17.	80

~~a)**~~	~~The Seller shall place the Vessel in drydock at the port of delivery for inspection by the~~	~~81~~
	~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	~~82~~
	~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	~~83~~
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	~~84~~
	~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	~~85~~
	~~good at the Sellers' expense to the satisfaction of the Classification Society without~~	~~86~~
	~~condition/recommendation*.~~	~~87~~

~~b)**~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall~~	~~88~~
	~~have the right at their expense to arrange for an underwater inspection by a diver approved~~	~~89~~
	~~by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their~~	~~90~~
	~~cost make the Vessel available for such inspection. The extent of the inspection and the~~	~~91~~
	~~conditions under which it is performed shall be to the satisfaction of the Classification~~	~~92~~
	~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the~~	~~93~~
	~~Sellers shall make the Vessel available at a suitable alternative place near to the delivery~~	~~94~~
	~~port.~~	~~95~~

	~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line~~	~~96~~
	~~are found broken, damaged or defective so as to affect the Vessel's class, then unless~~	~~97~~
	~~repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers~~	~~98~~
	~~shall arrange for the Vessel to be drydocked at their expense for inspection by the~~	~~99~~
	~~Classification Society of the Vessel's underwater parts below the deepest load line, the~~	~~100~~
	~~extent of the inspection being in accordance with the Classification Society's rules. If the~~	~~101~~
	~~rudder, propeller, bottom or other underwater parts below the deepest load line are found~~	~~102~~
	~~broken, damaged or defective so as to affect the Vessel's class, such defects shall be made~~	~~103~~
	~~good by the Sellers at their expense to the satisfaction of the Classification Society~~	~~104~~
	~~without condition/recommendation*. In such event the Sellers are to pay also for the cost of~~	~~105~~
	~~the underwater inspection and the Classification Society's attendance.~~	~~106~~

	~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-~~	~~107~~
	~~docking facilities are available at the port of delivery, the Sellers shall take the Vessel~~	~~108~~
	~~to a port where suitable drydocking facilities are available, whether within or outside the~~	~~109~~
	~~delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver~~	~~110~~
	~~the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the~~	~~111~~
	~~purpose of this Clause, become the new port of delivery. In such event the cancelling date~~	~~112~~
	~~provided for in Clause 5 b) shall be extended by the additional time required for the~~	~~113~~
	~~drydocking and extra steaming, but limited to a maximum of 14 running days.~~	~~114~~

c)	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~	~~115~~

	~~(i) the Classification Society may require survey of the tailshaft system, the extent of~~	~~116~~
	~~the survey being to the satisfaction of the Classification surveyor. If such survey is not~~	~~117~~
	~~required by the Classification Society, the Buyers shall have the right to require the tailshaft~~	~~118~~
	~~to be drawn and surveyed by the Classification Society, the extent of the survey being in~~	~~119~~
	~~accordance with the Classification Society's rules for tailshaft survey and consistent with~~	~~120~~
	~~the current stage of the Vessel's survey cycle. The Buyers shall declare whether they~~	~~121~~
	~~require the tailshaft to be drawn and surveyed not later than by the completion of the~~	~~122~~
	~~inspection by the Classification Society. The drawing and refitting of the tailshaft shall be~~	~~123~~
	~~arranged by the Sellers. Should any parts of the tailshaft system be condemned or found~~	~~124~~
	~~defective so as to affect the Vessel's class, those parts shall be renewed or made good at~~	~~125~~

~~the Sellers' expense to the satisfaction of the Classification Society without~~	~~126~~
~~condition/recommendation*.~~	~~127~~
	~~(ii) the expenses relating to the survey of the tailshaft system shall be borne~~	~~128~~
	~~by the Buyers unless the Classification Society requires such survey to be carried out, in~~	~~129~~
	~~which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses~~	~~130~~
	~~if the Buyers require the survey and parts of the system are condemned or found defective~~	~~131~~
	~~or broken so as to affect the Vessel's class*.~~	~~132~~

	~~(iii) the expenses in connection with putting the Vessel in and taking her out of~~	~~133~~
	~~drydock, including the drydock dues and the Classification Society's fees shall be paid by~~	~~134~~
	~~the Sellers if the Classification Society issues any condition/recommendation* as a result~~	~~135~~
	~~of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers~~	~~136~~
	~~shall pay the aforesaid expenses, dues and fees.~~	~~137~~

	~~(iv) the Buyers' representative shall have the right to be present in the drydock, but~~	~~138~~
	~~without interfering with the work or decisions of the Classification surveyor.~~	~~139~~

	~~(v) the Buyers shall have the right to have the underwater parts of the Vessel~~	~~140~~
	~~cleaned and painted at their risk and expense without interfering with the Sellers' or the~~	~~141~~
	~~Classification surveyors work, if any, and without affecting the Vessel's timely delivery. If,~~	~~142~~
	~~however, the Buyers' work in drydock is still in progress when the Sellers have~~	~~143~~
	~~completed the work which the Sellers are required to do, the additional docking time~~	~~144~~
	~~needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event~~	~~145~~
	~~that the Buyers' work requires such additional time, the Sellers may upon completion of the~~	~~146~~
	~~Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock~~	~~147~~
	~~and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether~~	~~148~~
	~~the Vessel is in drydock or not and irrespective of Clause 5 b).~~	~~149~~

~~*~~	~~Notes, if any, in the surveyor's report which are accepted by the Classification Society~~	~~150~~
	~~without condition/recommendation are not to be taken into account.~~	~~151~~

~~**~~	~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,~~	~~152~~
	~~alternative 6 a) to apply~~	~~153~~

7.	Spares/bunkers, etc.	154

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board at the time ~~of delivery and on~~	155
~~shore.~~ All spare parts and spare equipment including spare tail-end shaft(s) and/or spare	156
propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time delivery ~~inspection~~ used or	157
unused, whether on board or not shall become the Buyers' property, but spares on order are to be	158
excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to	159
replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which	160
are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the	161
property of the Buyers. The radio installation and navigational equipment/aids shall be included in the sale	162
without extra payment if they are the property of the Sellers, excluding TT/260 FBB communication ~~equipment~~. Used/Unused spares, broached/unbroached stores and provisions as on board at the time of delivery shall be	163
included in the sale and be taken over by the Buyers without extra payment.	164

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the	165
Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc,	166
exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's,	167
Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale,	168
as well as the following additional items (including items on hire): oxygen, acetylene and freon cylinder, and cargo holds' cleaning system model MHCS 100.	169

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and~~	170
~~Sealed drums and pay current net market price (excluding barging expenses) at the port and date~~	171
~~of delivery of the Vessel.~~ Buyers shall take over and pay extra for remaining bunkers as per Sellers last purchasing invoices evidenced by vouchers. Buyers shall also pay extra for unused lubricating oils in unbroached drums at the Sellers' or Managers' last net purchase prices (less any discounts and barging expenses) as per Sellers' or Managers' last invoices. Unused lubricating oils are defined as those lubricating oils which have not passed through and	172

which are stored ~~either in storage tanks or~~ in sealed drums.  Exact quantities of bunkers/lubricating oils to be measured and agreed by Buyers and Sellers representatives' joint survey 1(one) day prior to the delivery with an agreed allowance for consumption up to the physical delivery.

Payment under this Clause shall be made at the same time and place and in the same currency as	173
the Purchase Price.	174

8.	Documentation	175

The place of closing: Sellers' nominated bank in Singapore.	176

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery~~	~~177~~
~~documents namely:~~The Sellers to provide the Buyers with the relevant documentation as is reasonably required by the Buyers in order to register the Vessel under their ownership/flags, ~~copies~~ drafts of such documents to be provided to the Buyers prior to delivery but after signing the MOA. Buyers to supply a list of such documents for Sellers' approval as soon as possible on completion of negotiations for insertion in the MOA in the form of an addendum. Such addendum not to delay the signing of the MOA and lodging of 20% deposit.	178

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of	197
Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the	198
Buyers.	199

At the time of delivery the Sellers shall hand to the Buyers' Master on board the classification certificate(s) as well as all	200
plans, drawings, instruction manuals, operating manuals, loading manuals, equipment and machinery maintenance records, including a copy of the log book~~etc~~., which are on board the Vessel. Other certificates which are on board the Vessel shall also	201
be handed over to the Buyers unless the Sellers are required to retain same, in which case the	202
Buyers to have the right to take copies, at Buyers' cost. All remaining plans/drawings/ instruction manuals~~. Other technical documentation which may~~	203
~~be~~ in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, immediately after the Vessel's delivery, if they so	204
request. The Sellers may keep the Vessels log books but the Buyers to have the right to take	205
copies of same, at Buyers' cost.	206

9.	Encumbrances	207

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances,	208
Mortgages, arrests and maritime liens, stowaway and/or any other debts whatsoever. The Sellers hereby undertake	209
to indemnify the Buyers against all consequences of claims made against the Vessel which have	210
been incurred prior to the time of delivery.	211

10.	Taxes, etc.	212

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag	213
shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers'	214
register shall be for the Sellers' account.	215

11.	Condition on delivery.	216

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is	217
Delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be	218
delivered and taken over as she was at the time of this Agreement~~inspection~~, fair wear and tear excepted.	219
However, the Vessel shall be delivered with her present class fully maintained free of ~~without~~ condition/recommendation*,	220
free of average damage affecting the Vessels class, and with her classification certificates, and	221
national/international trading certificates, as well as all other certificates the Vessel had as on 25th Jan. 2012 ~~at the time of this Agreement inspection~~, clean and valid and	222
unextended without condition/recommendation* by Class or the relevant authorities as on board 25th Jan 2012 at the time of	223
delivery.	224
~~"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4a) or 4b), if~~	225
~~applicable, or the Buyers' inspection prior to the signing of this Agreement.~~ If the Vessel is taken over	226

without inspection, the date of this Agreement shall be the relevant date.	227

*	Notes, if any, in the surveyor's report which are accepted by the Classification Society	228
	without condition/recommendation are not to be taken into account.	229

12.	Name / markings	230

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.	231

13.	Buyers' default	232

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this	233
Agreement, and they shall be entitled to claim compensation for their losses and for all expenses	234
incurred together with interest.	235
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to	236
cancel the Agreement, in which case the deposit together with interest earned shall be released to the	237
Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further	238
compensation for their losses and for all expenses incurred together with interest.	239

14.	Sellers' default	240

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready	241
to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have	242
the option of cancelling this Agreement provided always that the Sellers shall be granted a	243
maximum of 3 banking days after Notice of Readiness has been given to make arrangements	244
for the documentation set out in Clause 8. If after Notice of Readiness has been given but before	245
the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not	246
made physically ready again in every respect by the date stipulated in line 61 and new Notice of	247
Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect	248
to cancel this Agreement the deposit together with interest earned shall be released to them	248
immediately .	250
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready	251
to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for	252
their loss and for all expenses together with interest if their failure is due to proven	253
negligence and whether or not the Buyers cancel this Agreement.	254

15.	Buyers' representatives	255

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers	256
have the right to place two representatives on board the Vessel at their sole risk and expense ~~upon~~	257
~~arrival at on or about~~until the time of delivery.	258
These representatives are on board for the purpose of familiarisation and in the capacity of	259
observers only, and they shall not interfere in any respect with the operation of the Vessel. The	260
Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.	261

16.	Arbitration	262

a)*	This Agreement shall be governed by and construed in accordance with English law and	263
	any dispute arising out of this Agreement shall be referred to arbitration in London in	264
	accordance with the Arbitration Acts ~~1950 and 1979~~ 1996 or any statutory modification or	265
	re-enactment thereof for the time being in force, one arbitrator being appointed by each	266

party.  The two arbitrators so appointed shall appoint a third arbirtrator who shall chair the arbitration panel.  In the event that the two arbitrators already appointed cannot agree on the identity of the Chairman within 30 days of the appointment of the second arbitrator, the appointment shall be made by the President for the time being of the London Maritime Arbitrators Association.  On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, falling which the decision of the single arbitrator appointed shall apply.  ~~On the receipt by one party of~~
~~the nomination in writing of the other party's arbitrator,~~
		267
	~~that party shall appoint their arbitrator within fourteen days, failing which the decision of the~~	268
	~~single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree~~	269
	~~they shall appoint an umpire whose decision shall be final~~	270

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the~~	~~271~~
	~~United States Code and Law of the State of New York and should any dispute arise out of~~	~~272~~

	~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~	~~273~~
	~~be appointed by each of the parties hereto, and the third by the two so chose; their~~	~~274~~
	~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~	~~275~~
	~~Agreement may be made a rule of the Court.~~	~~276~~
	~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~	~~277~~
	~~Arbitrators, Inc. New York.~~	~~278~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at~~	~~279~~
	~~___________________________________________, subject to the procedures applicable there.~~	~~280~~
	~~The laws of _____________ shall govern this Agreement.~~	~~281~~

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of	282
	deletions, alternative 16 a) to apply.	283

Additional clauses 17, 18, 19 and 20, inclusive as below, are deemed to be fully incorporated into and form an integral part of this Agreement:

Clause 17. Underwater inspection

No dry docking clause to apply on delivery, but Buyers at their risk and expense to have the right to inspect the Vessel's underwater parts below the sea water line prior to delivery by a Class approved diver and in the presence of Class surveyor. The Sellers are to arrange attendance of the Class surveyor. The Buyers shall arrange and pay for the divers and their equipment and Buyers-pay Class surveyor's fees. But after the underwater inspection by Buyers if any damage(s) found below the sea water line then Sellers shall pay Class surveyor's and divers fee.

If the Buyers choose to exercise such option, Buyers must declare this in writing upon receiving 7 days approximate notice of delivery from the Sellers. Buyers must also carry out such inspection as soon as possible and practical after the Vessel arrives at the delivery port.

If any underwater damage or defect is found below the sea water line loadline, resulting in a recommendation for which damage or defect Vessel's class does not require dry docking before next scheduled dry docking, the cost for such repair to be settled in cash by Sellers to Buyers in lieu of repairs. The cost is restricted to the direct cost or repairs only without any cost related to dry dock/docking undocking etc. The cost of repairs will be the average quotation obtained by two local reputable yards close to delivery port, one at Sellers' and one of the Buyers' choke. The amount agreed should be deducted from the purchase price at the time of delivery.

If any underwater damage or defect Is found below the sea water line, resulting in a recommendation for which Class requires immediate repairs in dry dock the cost of repairs including direct dry docking cost shall be deducted from the purchase price and Buyers shall have the vessel taken over with the existing recommendation.

If the Buyers do not exercise their option for divers' inspection then the Sellers will handover to the Buyers a letter stating that the Vessel has not touched bottom since her last drydock to the best of their knowledge and belief.

Clause 18. Blacklisting

The Sellers confirm to the best of their knowledge guarantee that the Vessel is not blacklisted/ boycotted by any nations and/or organizations.

Clause 19. Confidentiality

The terms of this Agreement shall be strictly private and confidential as between the parties hereto, and their close professional advisors, and shall not be disclosed to any other party without the consent of the other parties hereto (such consent not to be withheld unreasonably), except as may be required by any applicable statutory or U.S. stock listing requirements and regulations.

Clause 20. Condition Precedent

Notwithstanding this Agreement being duly executed by fax or e-mail as provided above, the parties hereto shall not in any way be bound or obliged by this Agreement or otherwise whatsoever unless and until the Sellers' Board of Directors approves in writing the terms of this Agreement and such approval is communicated in writing by the Sellers to Buyers within 48 hours of this Agreement being executed by fax or e-mail as provided above by both parties.

For the Sellers	[WALDECK MARITIME CO. SEAL OMITTED]	For the Buyers	[MANSHIP PTE LTD. SEAL OMITTED]
/s/ untelligible		/s/ untelligible

THIS ADDENDUM No. 1 is made this 3rd day of February 2012 BETWEEN:

(1)	WALDECK MARITIME CO., having its registered office at Trust Company Complex, Aje/take Road, Ajetake Island, Majuro, Marshall Islands MH 96960 (the "Sellers"); and

(2)	MANSHIP PTE LTD., of [120, Lower Delta Road, #11-05/08, Cendex Centre, Singapore 169200], Singapore or nominee to be nominated by an addendum (the "Buyers"); and

(3)	~~M/S~~ EXPENDITION INTERNATIONAL LIMITED, having its registered office at P.O. BOX 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

WHEREAS:

(A)	The Sellers are the registered owners of the M/V AFRICAN ZEBRA currently registered under the Bahamas flag with IMO number 8315920 (the "Vessel"); and

(B)	The Sellers and the Buyers have entered into a "BIMCO Form" Memorandum of Agreement dated 30 January 2012 (the "Agreement") for the sale by the Sellers to the Buyers of the Vessel.

IT IS NOW THEREFORE AGREED BETWEEN THE PARTIES AS FOLLOWS:

The Buyers nominate and the Sellers accept Messrs. ~~M/S~~ EXPEDITION INTERNATIONAL LIMITED, having its registered office at P.O. BOX 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, as Buyers under the terms of this Agreement.  From the date of this Addendum No. 1 all references to the Agreement to the "Buyers" shall be construed as references to ~~M/S~~ EXPEDITION INTERNATIONAL LIMITED, having its registered office at P.O. BOX 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

Except as provided hereinabove, the terms and conditions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have caused this Addendum no. 1 to be executed as deed by their duly authorised representatives on the date written above.

EXECUTED as a DEED	)	[WALDECK MARITIME CO. SEAL OMITTED] [MANSHIP PTE LTD. SEAL OMITTED]
by /s/ Dale Penyohmom	)
for and on behalf of	)
WALDECK MARITIME CO	)

EXECUTED as a DEED	)
By Capt. Sohail Mahbub Bhuyain	)
for and on behalf of	)
MANSHIP PTE LTD.	)

1

EXECUTED as a DEED	)
By Kaysar Mahbub Bhuyain	) [EXPEDITION INTERNATIONAL LIMITED SEAL OMITTED]
for and on behalf of	)
~~M/S~~ EXPEDITION INTERNATIONAL LIMITED	)

2

THIS ADDENDUM No. 2 is made this 14th day of February 2012 BETWEEN:

(1)	WALDECK MARITIME CO. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Sellers"); and

(2)	EXPEDITION INTERNATIONAL LIMITED, having its registered office at P.O. BOX 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the "Buyers"),

WHEREAS:

(A)	The Sellers are the registered owners of the M/V AFRICAN ZEBRA currently registered under the Bahamas flag with IMO number 8315920 (the "Vessel");

(B)
the Sellers and the Buyers have entered into a "BIMCO Form" Memorandum of Agreement dated 30th January 2012 and an Addendum no. 1 dated 3rd February 2012 (together referred to as the "Agreement") for the sale by the Sellers to the Buyers of the Vessel;

(C)	Line 26 of Clause 3 of the Agreement provides that the Sellers will advise the Buyers of the details for the payment to DNB NOR Bank ASA, Singapore Branch under the Agreement; and

(D)	the Sellers and the Buyers have agreed pursuant to Clause 8 of the Agreement to sign this Addendum No.2.

IT IS NOW THEREFORE AGREED BETWEEN THE PARTIES AS FOLLOWS:

A.  Line 26 of Clause 3 is amended to read as follows:

"The Buyers shall release the Deposit plus pay the balance of eighty (80) per cent of the Purchase Price together with any other extra money for bunkers and lubricants in full free of bank charges to DNB NOR Bank ASA, Singapore Branch, 8 Shenton Way, #48-02, Singapore 068811 to the Sellers..."

B.  In exchange of the payment of the Purchase Price (in accordance with the terms of the Agreement), the Sellers shall furnish the Buyers with delivery documents, namely:

(a)
Two originals of a legal bill of sale (the "Bill of Sale") in English form 10 A, covenanting that the Vessel is free from all encumbrances, mortgages, arrests and maritime liens and any other debts whatsoever, duly legalised by the General Consulate of Panama in Piraeus Greece.

(b)
Fax copy of Transcript of Register issued by Bahamas Maritime Authority in London and dated the delivery date showing the Vessel to be registered in the ownership of the Sellers and free and clean from registered encumbrances to be faxed to the closing meeting in Singapore. The original Transcript will be provided to the Buyers not later than seven (7) banking days after the delivery date of the Vessel to the Buyers.

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(c)
Fax copy of the Confirmation of Class within three 3 days prior to the delivery date, with the original to be delivered to the Buyers' lawyers, Stephenson Harwood Singapore as soon as possible but latest within five (5) days from the delivery date.

(d)	A certified true copy of the certificate of incorporation of the Sellers certified by Sellers' Greek counsel.

(e)
An original set of Minutes of each of the Board of Directors and written resolutions of the Shareholder of the Sellers approving the entry into the Agreement and any amendments and / or addendums thereto, authorising the sale of the Vessel in accordance with the provisions of the Agreement and the execution on behalf of the Sellers of inter alia, the Bill of Sale, a protocol of delivery and acceptance and any other document required to be execution by the Sellers in respect of the delivery of the Vessel from the Sellers to the Buyers pursuant to the Agreement such minutes to be duly certified and legalised by Apostille by the Special Agent of the Marshall Islands in Piraeus, Greece.

(f)	An original Power of Attorney of the Sellers duly legalised by the General Consulate of Panama in Piraeus, Greece.

(g)
A copy certified by Sellers' Greek counsel of the officer's certificate of the. Sellers with the original to be provided as soon as possible but latest by Friday 18 February 2012 to Buyers' lawyers Stephenson Harwood Singapore certifying the name of all present directors (at the time the Board of Director Resolutions referenced in (e) above were adopted) and Shareholder(s) (at the time the shareholder(s) resolutions referenced in (.e) above were adopted) of the Sellers, the number and type of shares issued to each shareholder and attaching copies of all the correct and complete constitutional documents in full force and effect of the Sellers (the articles of incorporation and the bylaws of the Seller) such officer's certificate to be duly certified and legalised by Apostille by the Special Agent of the Marshall Islands in Piraeus, Greece.

(h)
An original Certificate of Goodstanding of the Sellers dated no more than 15 (fifteen) Banking days (as defined in the Agreement) prior to the delivery date showing the Sellers to be in good standing under the laws of the Marshall Islands duly certified and legalised by Apostille by the Special Agent of the Marshall Islands in Piraeus, Greece.

(i)
Two original Protocols of Delivery and Acceptance (one for the Sellers and one for the Buyers to be exchanged at the closing in Singapore) confirming the delivery of the Vessel by the Sellers to the Buyers.

(j)	Commercial Invoice in three (3) copies covering the purchase price of the Vessel.

(k)	Commercial invoice in three (3) copies covering the price of the bunkers and lubricants.

(l)	One original letter of confirmation from the Sellers confirming that to their best of their knowledge the Vessel in not blacklisted / boycotted by any nations and/or organisations.

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(m)
One original letter of undertaking to provide the deletion certificate legalised by Apostille within latest 4 weeks after the Vessel is delivered by the Sellers to the Buyers and to use best efforts to facilitate delivery of the Vessel's CSR Document File by the Bahamian Maritime authority to the Panamanian Maritime Authority.

(n)	A copy of each Continuous Synopsis Record issued in respect of the Vessel.

C.           In exchange of delivery of the Vessel, the Buyers shall furnish the Sellers with delivery documents, namely:

(a)	The Certificate of Incorporation of the Buyers, certified as true by the Companies' Registry.

(b)
Original Good standing certificate of the Buyers dated no more than 15 (fifteen) Banking days (as defined in the Agreement) prior to the delivery date showing the Buyers to be in good standing under the laws of the British Virgin Islands.

(c)
An original set of resolutions of the Board of Directors and of the Shareholders of the Buyers authorising the purchase of the Vessel in accordance with the provisions of the Agreement, the release of the 20% deposit, the ratification of the Agreement signed, and the execution on behalf of the Buyers of inter alia, the Bill of Sale, a protocol of delivery and acceptance and any other document required to be executed by the Buyers in respect of the delivery of the Vessel from the Sellers to the Buyers pursuant to the Agreement, and authorising further execution of a Power of Attorney authorising the execution any and all other documents and undertakings provided in the Agreement such resolutions to be notarially attested and certified by the. Singapore Academy of Law.

(d)
An original set of the officer's certificate of the Buyers certifying the names of all present directors and shareholders of the Buyers and attaching copies of all correct and complete constitutional documents in full force and effect of the Buyers (Copies of the Memorandum and Articles of Association or other constitutional documents and By-Laws (as the case may be) (together with any amendment thereto up to and including the delivery date)) such officer's certificate to be notarially attested and certified by the Singapore Academy of Law.

(e)
A Power of Attorney of Buyers issued in accordance with the resolutions referred to under the above authorising the persons signing the documents on their behalf such power of attorney to be notarially attested and certified by the Singapore Academy of Law.

The parties undertake to exchange drafts of the above documents and agree final formats latest one (1) day prior to the delivery date of the Vessel.

Except as provided hereinabove, the terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 2 to be executed as deed by their duly authorised representatives on the date written above.

EXECUTED as a DEED	)	/s/ Theodora Mitropetrou /s/ Sohail Mahbub Bhuyain
by Theodora Mitropetrou	)
for and on behalf of	)
WALDECK MARITIME CO	)

EXECUTED as a DEED	)
by Sohail Mahbub Bhuyain	)
for and on behalf of	)
EXPEDITION INTERNATIONAL LIMITED	)

SK 26979 0001 1272417

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